As filed with the Securities and Exchange Commission on July 31, 2015

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EQUITABLE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	32-0467709
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

113 North Locust Street
Grand Island, NE	68801
(Address of principal executive offices)	(Zip Code)

EQUITABLE BANK EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

(Full title of the plan)

Mr. Thomas E. Gdowski

President and Chief Executive Officer

113 North Locust Street

Grand Island, Nebraska 68801

(Name and address of agent for service)

(308) 382-3136

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering Price	Amount of registration fee
Common stock, $0.01 par value	350,000	$8.34	$2,919,000	$339.19

(1)         The 350,000 shares of common stock represents an estimate of the presently undeterminable number of shares that may be purchased with employee contributions pursuant to the Equitable Bank Employees’ Savings and Profit Sharing Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable amount of interests to be offered or sold pursuant to the Equitable Financial Corp. Bank Employees’ Savings and Profit Sharing Plan.

(2)         Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of common stock that become issuable under the Equitable Financial Corp. Bank Employees’ Savings and Profit Sharing Plan by reason of any stock splits, stock dividends or similar transactions.

(3)         Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act on the basis of $8.34 per share, which was the average of the high and low prices of the common stock as quoted on the Nasdaq Capital Market on July 29, 2015.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1.         Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.         Registrant Information and Employee Plan Annual Information.

Equitable Financial Corp. (the “Corporation” or the “Registrant”) will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Request for such documents should be directed to Equitable Financial Corp., 113 North Locust Street, Grand Island, Nebraska 68801, Attention:  Human Resources, telephone number (308) 382-3136.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

(a)                                 The Prospectus filed with the Commission by the Corporation pursuant to Rule 424(b)(3) on May 22, 2015 (File No. 333-202707);

(b)                                 The Current Report on Form 8-K filed with the Commission by the Corporation on June 29, 2015 (File No. 333-202707);

(c)                                  The Quarterly Report on Form 10-Q filed with the Commission by the Corporation on June 29, 2015 (File No. 333-202707);

(d)                                 The Current Report on Form 8-K filed with the Commission by the Corporation on July 7, 2015 (File No. 333-202707); and

(e)                                  The description of the Corporation’s common stock, $0.01 par value per share, contained in the Corporation Registration Statement on Form 8-A, filed with the Commission on July 8, 2015 (File No. 001-37489) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Corporation pursuant to Section 13(a), 13(d) 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

None.

Item 6.         Indemnification of Directors and Officers.

Articles 10 and 11 of the Articles of Incorporation of  the Corporation set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10.  Indemnification, etc. of Directors and Officers.

A.            Indemnification.   The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred herein shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, to the fullest extent permitted by law.

B.            Procedure.   If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.            Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.            Insurance.   The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.            Miscellaneous.   The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.             Limitations Imposed by Federal Law.   Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11.  Limitation of Liability.   An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description

4.1	The Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Registration No. 333-202707).

4.2	The Company’s Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Registration No. 333-202707).

4.3	Equitable Financial Corp. Bank Employees’ Savings and Profit Sharing Plan (filed herewith).

5.1	Opinion of Cline Williams Wright Johnson & Oldfather, L.L.P. (filed herewith).

23.1	Consent of Cline Williams Wright Johnson & Oldfather, L.L.P. (included in Exhibit 5.1).

23.2	Consent of McGladrey LLP (filed herewith).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9.         Undertakings.

(a)                                The undersigned Registrant hereby undertakes:

(1)                                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)                                     to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Island, State of Nebraska, on July 31, 2015.

EQUITABLE FINANCIAL CORP.

By:	/s/ Thomas E. Gdowski
Thomas E. Gdowski
President and CEO

POWER OF ATTORNEY

We, the undersigned directors and officers of Equitable Financial Corp. (the “Company”) hereby severally constitute and appoint Thomas E. Gdowski as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Thomas E. Gdowski may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Thomas E. Gdowski shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas E. Gdowski	President, CEO and Director	July 31, 2015
Thomas E. Gdowski	(Principal Executive Officer)

/s/ Darcy M. Ray	Vice President of Finance and CFO	July 31, 2015
Darcy M. Ray	(Principal Accounting and Financial Officer)

/s/ Vincent J. Dugan	Director	July 31, 2015
Vincent J. Dugan

/s/ Levi D. Fisher	Director	July 31, 2015
Levi D. Fisher

/s/ Gary L. Hedman	Director	July 31, 2015
Gary L. Hedman

/s/ Pamela L. Price	Director	July 31, 2015
Pamela L. Price

/s/ Jack E. Rasmussen	Director	July 31, 2015
Jack E. Rasmussen

/s/ Douglas J. Redman	Director	July 31, 2015
Douglas J. Redman

/s/ David L. Richardson	Director	July 31, 2015
David L. Richardson

/s/ Benedict P. Wassinger, Jr.	Director	July 31, 2015
Benedict P. Wassinger, Jr.

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Island, State of Nebraska, on July 31, 2015.

EQUITABLE BANK EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

By:	/s/ April Jilg
April Jilg, Plan Trustee